Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

2550 Hanover Street, Palo Alto, CA 94304

October 24, 2019

Salarius Pharmaceuticals, Inc.

2450 Holcombe Blvd. Suite J-608

Houston, Texas 77021

Ladies and Gentlemen:

We are acting as counsel for Salarius Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of 101,810 shares (the “Commitment Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), 210,526 shares of Common Stock (the “Initial Purchase Shares”) and additional shares of Common Stock, having an aggregate offering price of up to $10,900,000 (together with the Commitment Shares and the Initial Purchase Shares, the “Shares”), all of which are authorized but heretofore unissued shares to be offered and sold by the Company, pursuant to (i) the Registration Statement on Form S-3 (Registration No. 333-231010) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) and declared effective by the Commission on May 17, 2019, (ii) the related prospectus, as supplemented by the prospectus supplement filed with the Commission on October 25, 2019, relating to the offer and sale of the Shares (as so supplemented, the “Prospectus”), and (iii) the Common Stock Purchase Agreement dated as of October 24, 2019, between the Company and Aspire Capital Fund, LLC (the “Agreement”).

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions in this letter. Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with terms of the Agreement, will be validly issued, fully paid and nonassessable.

The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP